Exhibit 2.3

Description of Securities Registered under Section 12(b) of the Exchange Act

As of December 31, 2019, Embotelladora Andina S.A. (the “Company”, “we”, “us” or “our”) had two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934 – Series A preferred shares with no par value and Series B preferred shares, with no par value.

The following is a summary of the terms of our shares and certain material provisions of our memorandum and articles of association. We have filed copies of our memorandum and articles of association as exhibit 1.1 to our Annual Report on Form 20-F filed on April 30, 2012.

Organization

We are a publicly held company and were incorporated on February 7, 1946. Our legal domicile is the city of Santiago, Chile, notwithstanding the special domiciles of offices, agencies or branches that are established in the country as well as abroad. Our duration is indefinite.

Purposes

Our corporate purposes are to execute and develop the following:

•	Develop one or more industrial establishments dedicated to the business, operations and activities to manufacture, produce, transform, bottle, can, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of food product and in particular any type of mineral water, juice, beverage and drink in general or other similar products, and raw materials or semi-finished materials used in such activities and/or products complementary or related to the preceding businesses and activities;
•	Develop one or more agricultural or agro industrial establishments and farmland dedicated to the business, operations and development of agricultural activities and agro industry in general;
•	Produce, transform, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of agricultural products and/or agro industrial products and raw materials, or semi-finished materials used in such activities, and/or products complementary or related to the preceding activities;
•	Manufacture, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of container; and execute and develop any type of material recycling process and activity;
•	Accept from and/or grant the representation of trademarks, products and/or licenses related to such businesses, activities, operations and products to national or foreign companies;
•	Provide any type of service and/or technical assistance in any way related to the goods, products, businesses and activities referred to in the preceding letters;
•	Invest cash surplus, even in the capital market; and
•	In general, undertake all other businesses and activities supplementary or linked to the above mentioned operations.

We may execute our objectives directly or by participating as a partner or shareholder in other companies or by acquiring rights or interests in any other type of association related to the aforementioned activities.

Voting Rights

Our capital equity is divided into Series A shares and Series B shares, both preferred and with no par value, whose features, rights and privileges are the following:

•	The preference of Series A shares consists solely of the right to elect twelve out of the fourteen board members of the Company. Series A shares are entitled to full voting rights without limitations.

•	The preference of Series B shares consists solely of the right to receive all and any of the per share dividends we may distribute, whether temporary, definitive, minimum mandatory, additional, or eventual, increased by 10%. Series B shares are entitled to a limited voting right, voting only with respect to the election of two board members for the Company.

•	The preferences of Series A and B shares will remain in effect through December 31, 2130. Once this period has expired, Series A and B will be eliminated and the shares which comprise them shall automatically become common shares without any preferences whatsoever, therefore eliminating the division of shares into series.

Board of Directors and Shareholder Meetings

The members of the board of Directors are proposed and elected every three years during the general annual shareholders’ meeting. Separate voting of the Series A and Series B shareholder elect board members. As mentioned, Series A shares elect twelve directors, and Series B shares elect two Directors.

Board members are elected by separate voting at Series A and Series B shareholders meeting and will hold their offices for three years with the possibility to be re-elected for an indefinite number of periods. Even though we have not established a formal process that allows our shareholders to communicate with the directors, shareholders desiring to do so may share their opinions, considerations or recommendations before or during the corresponding shareholders’ meeting which will be heard and attended by the Chairman of the Board, or by the Chief Executive Officer, as the case may be, and any such recommendations will be submitted for resolution by the shareholders in attendance during the meeting.

Regular General Shareholders Meetings are held once a year within the first four months following the date of the annual balance sheet. We prepare a balance sheet annually on our operations as of December 31, which is presented together with the profit and loss statement, the report by the auditors and annual report to the respective shareholders meeting. The board sends a copy of the balance sheet, annual report, report by the auditors and respective notes to each of the shareholders registered in the registry no later than by the date the first summons is published. Special shareholders meetings may be held at any time according to corporate needs and to discuss and decide upon any matter within the competence thereof, provided it is indicated in the summons. Being a shareholder of the Company is the only condition for entry to a shareholder’s meeting.

* * * *